CHESAPEAKE ENERGY CORPORATION ANNOUNCES ACCEPTANCE OF
                 8.375% SENIOR NOTES TENDERED FOR EARLY PAYMENT

OKLAHOMA CITY, OKLAHOMA, DECEMBER 13, 2004 - Chesapeake Energy Corporation (NYSE:CHK) today announced, pursuant to its previously announced cash tender offer and consent solicitation (the "Offer") for any and all of its $209,815,000 aggregate principal amount outstanding of 8.375% Senior Notes due 2008 (the "Notes") (CUSIP #165167AV9), it has received the consents necessary to adopt certain proposed amendments to the indenture governing the Notes. The proposed amendments will eliminate substantially all of the restrictive covenants of the indenture. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes.

Holders who validly tendered their Notes by 5:00 p.m., Eastern Standard Time, on December 13, 2004 (the "Consent Date"), and consented to the proposed amendments will receive the total consideration of $1,084.33 per $1,000.00 principal amount of Notes accepted for purchase, consisting of (i) the purchase price of $1,074.33 and (ii) the consent payment of $10.00, plus accrued interest up to, but not including, the date of acceptance. As of the Consent Date, $190,825,000 in aggregate principal amount of the Notes had been tendered in the Offer. Acceptance of and payment for such Notes is expected to occur on December 14, 2004, subject to satisfaction or waiver of certain conditions. Upon payment for such Notes, the amendments will become effective.

Notes in the aggregate principal amount of $18,990,000 remain outstanding and subject to the Offer which is scheduled to expire at 12:00 midnight, Eastern Standard Time, on December 28, 2004, unless extended (the "Expiration Date"). Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date will receive the purchase price of $1,074.33 per $1,000.00 principal amount of Notes accepted for purchase. Payment for Notes tendered after the Consent Date is expected to be on or about December 29, 2004. All holders whose Notes are accepted for payment will also receive accrued and unpaid interest up to, but not including, the applicable date of payment for the Notes.

The terms of the Offer are described in the Company's Offer to Purchase and Consent Solicitation Statement dated November 30, 2004, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the Offer, at
(800) 322-2885 (US toll free) and (212) 929-5500 (collect).

The Company has engaged Deutsche Bank Securities Inc. to act as dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Deutsche Bank Securities Inc., High Yield Capital Markets, at (800) 553-2826 (US toll-free) and (212) 250-7466 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offer was made solely by the Offer to Purchase and Consent Solicitation Statement dated November 30, 2004.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES AND GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. ALTHOUGH WE BELIEVE OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

CHESAPEAKE ENERGY CORPORATION IS THE SIXTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.